 Exhibit 99.1

Aoxin Tianli Group, Inc. Appoints New Chairman and Co-CEO

WUHAN CITY, China, June 2, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, today announced that upon the recommendation of Mrs. Hanying Li, its Board of Directors has elected Mr. Wocheng Liu as a Director, the Chairman of the Board, and Co- Chief Executive Officer of the Company.  Mrs. Li has resigned from her position as Chairperson of the Company, effective immediately, to accommodate the election of Mr. Liu. Mrs. Li will remain with Aoxin Tianli as a member of the Board of Directors and Co-Chief Executive Officer. Mrs. Li and Mr. Liu will have equal responsibility and authority as Co-CEOs, with Mrs. Li focusing on internal operations and Mr. Liu on external affairs and business development.

Bringing over 30 years of work experience in both the public and private sectors, Mr. Liu is recognized as an individual with extensive knowledge in corporate governance, operational management, and business development. Mr. Liu joined Aoxin Tianli from Hubei Aoxin Science & Technology Group Co., Ltd. where he most recently served as Executive President. Mr. Liu holds a Master’s degree in engineering from Luoyang Refractory Materials Research Institute and a bachelor’s degree in chemistry from Yancheng Normal College.

Mr. Liu commented: “I am honored and humbled to take up the torch and look forward to working with Mrs. Li and other senior management members of Aoxin Tianli to take the Company to the next level. While Mrs. Li and I share the same vision of growing the Company through both organic growth and selective acquisitions along the hog farming/ pork industry value chain, we are also equally confident about the long-term prospects of the hog farming/pork industry in China and believe significant growth and shareholder values can be achieved through the Aoxin Tianli platform.”

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com